Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 27, 2023, relating to the consolidated financial statements of Prospect Floating Rate and Alternative Income Fund, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Prospectus of such Registration Statement.

/s/ BDO USA, P.C.

BDO USA, P.C.
New York, New York
April 8, 2024